UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-13133	65-0507804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road Ft. Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04        Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 31, 2012, BankAtlantic Bancorp, Inc. (the “Company”) received notices of default from Wilmington Trust Company (“Wilmington Trust”), in its capacity as Indenture Trustee, Delaware Trustee and Institutional Trustee (or Property Trustee), and Guarantee Trustee under the Indentures, Declarations of Trust and Guarantee Agreements (collectively, the “Trust Documents”) relating to the trust preferred securities of the statutory trusts previously formed by the Company indicated below. The notices of default relate specifically to (i) the Indenture related to the trust preferred securities of BBC Capital Trust II, under which the Company issued 8.50% Junior Subordinated Debentures due 2032 ($72.8 million principal amount plus accrued interest outstanding at March 31, 2012), (ii) the Indenture related to the trust preferred securities of BBC Capital Trust XI, under which the Company issued Fixed/Floating Rate Junior Subordinated Debt Securities due 2033 ($11.2 million principal amount plus accrued interest outstanding at March 31, 2012), and (iii) the Indenture related to the trust preferred securities of BBX Capital Trust 2007 II(A), under which the Company issued Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 ($5.4 million principal amount plus accrued interest outstanding at March 31, 2012). The notices of default are based on a claim that the Company is not in compliance with provisions of the Indentures and the related Trust Documents which require it to pay the reasonable fees, expenses, costs and indemnity obligations of Wilmington Trust. As described below, the Company does not believe that the counsel fees invoiced by Wilmington Trust which are the subject of the notices of default are, primarily as they relate to the law firm of Arent Fox LLP, reasonable.

As previously disclosed, the Company entered into a Stock Purchase Agreement with BB&T Corporation (“BB&T”) which provides for the sale of BankAtlantic to BB&T. Certain holders of the Company’s trust preferred securities instituted an action in the Delaware Court of Chancery (the “Delaware Action”) seeking to enjoin the transaction on the basis that the terms of the trust preferred securities required that BB&T assume the Company’s obligations under the trust preferred securities. Wilmington Trust and another trustee (the “Other Trustee”) under the trust preferred securities joined in the Delaware Action. The Delaware Court of Chancery enjoined the transaction in February 2012, and the Company and BB&T entered into an amendment to the Stock Purchase Agreement on March 13, 2012, pursuant to which, among other things, BB&T agreed to assume the obligations with respect to the Company’s outstanding trust preferred securities. After the conclusion of the Delaware Action, Wilmington Trust and the Other Trustee submitted invoices to the Company for payment of their out-of-pocket expenses, including attorneys’ fees, incurred in connection with the litigation and related matters. The Company agreed to pay the invoiced expenses of the Other Trustee, but not those of Wilmington Trust. The Company advised Wilmington Trust that the fees and expenses of its counsel, which were approximately three times greater than the attorneys’ fees and expenses of the Other Trustee (whose involvement in the Delaware Action the Company believes was comparable to that of Wilmington Trust), were, principally as they related to the fees of Arent Fox LLP, grossly excessive and not reasonable. The Company offered to pay what it believes are reasonable fees but these discussions were not successful. Therefore, the matter was submitted to the Delaware Court of Chancery to be heard by the Vice Chancellor who presided over the Delaware Action. Pursuant to the March 13, 2012 amendment to the Stock Purchase Agreement, the Company has agreed to deposit in escrow at the closing of the transaction the legal fees and expenses of Wilmington Trust with respect to the Delaware Action pending a resolution by the parties or a determination by the Delaware Court of Chancery as to the disputed fees and expenses.

Under the circumstances described above, the Company does not believe that the sending of the notices of default was justified or appropriate.

Item 5.07        Submission of Matters to a Vote of Security Holders.

The Company’s 2012 Annual Meeting of Shareholders was held on June 5, 2012. The only proposal submitted to a vote of the Company’s shareholders at the meeting was the election of three directors to the Company’s Board of Directors, each to serve for a term expiring at the Company’s 2015 Annual Meeting of Shareholders. The three director nominees were elected by the Company’s shareholders by the following votes:

			Broker
	Votes	Votes	Non-
Director Nominee	For	Withheld	Votes
John E. Abdo	23,633,163	141,102	0
David A. Lieberman	23,662,140	112,125	0
Charlie C. Winningham, II	23,660,717	113,548	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKATLANTIC BANCORP, INC.

Date: June 6, 2012	By:	/s/ Valerie C. Toalson
Valerie C. Toalson
Executive Vice President - Chief Financial Officer